Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #97 dated September 23rd, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date:	September 20, 2004
Issue Price:	100%


Original Issue Date:	September 23, 2004
Principal Amount:	$95,000


Maturity Date:	February 17, 2015


Interest Rate: 4.50%


Interest Payment Dates: 10/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.50%


Proceeds Before expenses: 98.50% ($93,575.00)


Survivor's Option: Yes


Redemption or Repayment: At Maturity


Redemption/Repayment Terms: Not Applicable


Minimum Denomination: $1,000 minimum investment with increments of $1,000


CUSIP No.: 57183MEE6


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161

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